Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ANNOUNCES AGREEMENT TO SELL YARN OPERATIONS TO MAXIMIZE BENEFITS OF STRATEGIC SUPPLY CHAIN
Company Expects $100 Million Balance Sheet Benefit From Working Capital Improvement, Reduced Raw Material Requirements, Supplier-Managed Inventory Benefits, and Sale Proceeds
WINSTON-SALEM, N.C. (Sept. 17, 2009) — Hanesbrands Inc. (NYSE: HBI) today announced that it will cease making its own yarn because self-production doesn’t provide a strategic advantage and will source all of its yarn needs from large-scale yarn suppliers.
As part of this strategy, Hanesbrands has entered into an agreement to sell most of its yarn manufacturing operations to Parkdale, a yarn manufacturer based in Gastonia, N.C., that will supply a substantial amount of Hanesbrands’ Western Hemisphere yarn needs.
By outsourcing yarn production, Hanesbrands will create a competitive long-term supply of Western Hemisphere yarn at no material change in cost and expects to generate $100 million of balance sheet benefits within six months after the sale as a result of working capital improvement, reduced raw material requirements, reduced inventory, and sale proceeds.
The sale is expected to close in the fourth quarter of 2009 and would result in Parkdale operating three of the four Hanesbrands yarn production plants. Hanesbrands will close the fourth facility.
“We are focused on optimizing the investments we have made in our supply chain that give us a competitive advantage,” Chairman and Chief Executive Officer Richard A. Noll. “Producing our own yarn, when more than adequate large-scale supplies exist, serves no strategic purpose. Outsourcing yarn is a logical evolutionary step to drive value and improve the use of our assets.”
Hanesbrands has restructured its supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance its production capability between the Western Hemisphere and Asia. With its global flows coming on line, the company is now focused on optimizing its supply chain to further enhance efficiency, improve working capital and asset turns, and reduce costs.

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“We are leveraging our assets in areas where we can differentiate ourselves and use our scale and expertise for better returns,” said Gerald Evans, Hanesbrands’ president of international business and global supply chain. “We are keenly focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials, sourced goods ownership relationships and other efforts.”
Yarn Operations
Under the agreement, Parkdale will take over operations of Hanesbrands yarn plants in Rabun Gap, Ga., Mountain City, Tenn., and Galax, Va., which have a combined 780 employees. Parkdale will supply Hanesbrands from those facilities and other existing Parkdale U.S. production plants.
Hanesbrands will cease new production immediately at its remaining yarn plant in Sanford, N.C. The production capacity of the Sanford plant, which has approximately 150 employees, is not needed by Parkdale to serve Hanesbrands’ Western Hemisphere production needs. Hanesbrands will also close by the end of the year its cotton warehouse in Advance, N.C., and yarn warehouse in Clemmons, N.C., which have a combined 25 employees.
“We have excellent yarn operations and these employees are some of the best in the industry,” Evans said. “We are thankful that the significant majority of these employees will have the opportunity to transition to Parkdale and continue producing yarn for our products. Unfortunately, due to the recession and other factors, the industry does not need all of our yarn production capacity. We regret the loss of jobs for our Sanford and warehouse employees.”
Employees affected by the facility closings will receive severance and transition assistance in accordance with the company’s severance policy.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding the yarn agreements we have entered into with Parkdale and the benefits expected from those agreements, our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions;

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consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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